Exhibit 10.1

Bed Bath & Beyond Inc.

November 16, 2009

Mr. Steven H. Temares

Chief Executive Officer

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

Re:          Supplemental Executive Retirement Benefit

Dear Mr. Temares:

This letter agreement (the “Agreement”) amends and restates in its entirety, and supersedes, the prior agreement, dated January 11, 2006, which set forth the terms and conditions of the supplemental retirement benefit payable to you or on your behalf by Bed Bath & Beyond Inc. (the “Company”).  This Agreement is effective as of January 11, 2006.

1.             If you remain employed by the Company on and through June 12, 2012 (i.e., the twentieth anniversary of the date of your commencement of employment with the Company) or the earlier occurrence of a Change of Control of the Company (as such term is defined in Section 2(d) below) (the earliest of such dates being herein referred to as the “Vesting Date”), you will be entitled to receive a supplemental retirement benefit (the “Retirement Benefit”) upon your retirement or other separation from service from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the applicable regulations thereunder (“Section 409A”) (a “Separation from Service”), subject to the terms and conditions of this Agreement.  The Retirement Benefit shall be payable in the form of a lump sum equal to the present value of an annual amount equal to 50% of your annual base salary rate on the date of your Separation from Service if such annual amount were paid to you for a period of 10 years following your Separation from Service in accordance with the Company’s normal payroll practices.  This lump sum shall be calculated using as the discount rate the monthly Applicable Federal Rate for short-term Treasury obligations as published by the Internal Revenue Service for the month in which your Separation from Service occurs.  (See example set forth in Exhibit A hereto).  You may, at any time after the Vesting Date, upon at least 90 days’ prior written notice given to the Company, elect to retire from the Company or otherwise incur a voluntary Separation from Service (except with respect to terminations under Section 2(a) hereof) and commence receipt of the Retirement Benefit.  Notwithstanding the foregoing, your Retirement Benefit shall be paid on the first business day following the six month anniversary of your Separation from Service and shall be includible in your income for tax purposes at such time (regardless of whether a portion of such Retirement Benefit is deposited into an escrow account pursuant to the following sentence).  Except in the circumstances described in the following sentence, in the event you elect to retire or incur a voluntary Separation from Service after the Vesting Date, a portion of your Retirement Benefit, net of withholdings, will be deposited into an escrow account governed by the terms of a separate escrow agreement as described in a separate letter agreement being executed simultaneously herewith.  For the avoidance of doubt, no portion of your Retirement Benefit will be deposited into such escrow account in the event (a) you die, (b) your employment is terminated by the Company without Cause (as defined in your December 1, 1994 employment agreement with the Company, as amended from time to time (the “Employment Agreement”)), (c) you incur a Separation from Service due to Disability (as defined in Section 2(b) hereof), or (d) you incur a Separation from Service within 12 months following a Change in Control (as defined in Section 2(d) hereof).

2.             (a) If your employment with the Company is terminated (i) prior to the Vesting Date by reason of your voluntary Separation from Service or (ii) prior to or on or after the Vesting Date by reason of your voluntary Separation from Service where Cause exists or by the Company for Cause, you will forfeit any right or entitlement to the Retirement Benefit.

(b) Notwithstanding the reference to the Vesting Date in Section 1 above, if your employment with the Company is terminated (i) by the Company without Cause, or (ii) by the Company due to your Disability (as defined below) (in the case of either (i) or (ii), whether prior to or on or after the Vesting Date), your Retirement Benefit will become payable in accordance with, and subject to, Section 1 above.  For purposes of this Agreement, “Disability” shall mean your inability to substantially perform your duties and responsibilities under the Employment Agreement for a period of 180 consecutive days as a result of physical or mental disability.

(c) Notwithstanding the reference to the Vesting Date in Section 1 above, if you die (whether prior to or on or after the Vesting Date), your Retirement Benefit will become payable in accordance with Section 1, except that the six month delay referred to in Section 1 shall not apply.  In such case, your Retirement Benefit shall be paid within 30 days following your death to the beneficiary(ies) you have designated pursuant to the beneficiary designation form provided to you by the Company or, if no beneficiary has been designated, to your estate.

(d) For purposes of this Agreement, a “Change of Control” shall mean the first to occur of the following:

(i) any “person,” as such term is used in sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 under the Exchange Act, of 50% or more of the outstanding common stock of the Company, excluding a person that is an affiliate (as such term is used under the Exchange Act) of the Company on the date of this Agreement, or any affiliate of any such person;

(ii) the majority of the board of directors of the Company (the “Board”) consists of individuals other than “Incumbent Directors,” which term means the members of the Board on the date of this Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered an Incumbent Director;

(iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all its assets;

(iv) all or substantially all the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they own the common stock of the Company, all the common stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

(v) the Company combines with another company and is the surviving corporation, but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the common stock or other ownership interests of the combined company (there being excluded from the number of shares held by such shareholders, but not from the common stock or other ownership interests of the combined company, any shares or other ownership interests received by affiliates of such other company in exchange for stock of such other company).

3.             Any taxes required to be paid by you as a result of payments under this Agreement shall be for your account and the Company may withhold such taxes from any amounts due to you hereunder (including from any amounts to be paid into an escrow account pursuant to Section 1 above).

4.             Payment of the Retirement Benefit pursuant to this Agreement is contingent upon your compliance with the restrictive covenant not to compete with the Company described in Section 4 of your Employment Agreement, as modified by this Section 4 (the “Restrictive Covenant”).  In the event that you breach the terms of the Restrictive Covenant prior to payment of the Retirement Benefit under this Agreement, such Retirement Benefit shall immediately be forfeited.  In the event that you breach the terms of the Restrictive Covenant following payment of the Retirement Benefit payable under this Agreement due to your retirement or other voluntary Separation from Service during the 10 year period following such retirement or other voluntary Separation from Service, the Company’s rights shall be governed by the terms of a separate escrow agreement to be entered into between you and the Company and any portion of the Retirement Benefit remaining in the escrow account will be forfeited.  If, in accordance with the last sentence of Section 1 hereof, no portion of the Retirement Benefit is deposited into an escrow account, the Restrictive Covenant shall cease to apply solely with respect to the Retirement Benefit following your receipt of the Retirement Benefit.  Nothing in this Agreement shall be deemed to require compliance by you with the Restrictive Covenant beyond the period specified in Section 4 of your Employment Agreement; the only consequence of your breach of the Restrictive Covenant after the period specified in Section 4 of your Employment Agreement and before the tenth anniversary of your retirement or other voluntary Separation from Service is the forfeiture of payment in accordance with the terms of the separate escrow agreement.

5.             Notwithstanding anything herein to the contrary, the Retirement Benefit will not be paid or made available under the preceding provisions of this Agreement (excluding Retirement Benefits paid as a result of death or Disability) unless you return to the Company a fully effective release no later than 8 days prior to the six month anniversary of your Separation from Service.  A release will be deemed fully effective only if: (a) provided in a form reasonably prescribed by the Company; and (b) to the extent any portion of such release is subject to any revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any other revocation period in effect on the date of your retirement under any federal, state or local law, such revocation period has expired without revocation of the release.

6.             This Agreement is an “unfunded” plan for purposes of providing retirement compensation.  With respect to any payments as to which you have a fixed and vested interest but that have not yet been made to you by the Company, nothing contained herein shall give you any rights that are greater than those of a general unsecured creditor of the Company.  The foregoing shall not apply to any amount deposited into an escrow account.

7.             Nothing contained in this Agreement shall limit your eligibility to participate in or receive benefits under any employee benefit plan sponsored or maintained by the Company; provided that the Retirement Benefit shall not be considered or included for purposes of calculating any benefit under any such employee benefit plan of the Company.

8.             This Agreement is not an agreement of employment.  This Agreement does not guarantee that the Company will continue to employ or retain you for any period of time, nor does it modify in any respect any of your or the Company’s rights under your Employment Agreement, which shall remain in full force and effect and unchanged by this Agreement.

9.             No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all the assets of the Company, provided that, in the case of such a sale or liquidation, the assignee or transferee assumes in writing the obligation to perform this Agreement (it being understood, however, that no such assignment or transfer shall relieve the Company of its liabilities or obligations under this Agreement).

10.           (a) This Agreement is intended to comply with the applicable requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent.  To the extent that the Retirement Benefit is subject to Section 409A, it shall be paid in a manner that will comply with Section 409A and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.

(b) In the event it is determined that the Retirement Benefit is subject to the interest and additional 20% tax imposed by Section 409A (the “Section 409A Taxes”), then you will be entitled to a payment from the Company in an amount that places you in the same after-tax economic position that you would have been in had the Retirement Benefit not been subject to the Section 409A Taxes.  In the event that the Retirement Benefit is subject to the Section 409A Taxes before the Retirement Benefit is paid to you or otherwise includible in your income, this payment will also include (i) any other income and employment taxes imposed on the Retirement Benefit and (ii) any income and employment taxes imposed as a result of the payment of the amounts in clause (i) and this clause (ii), provided that, if the Retirement Benefit is subsequently paid to you or deposited into an escrow account, the Retirement Benefit will then be reduced by the amount in clause (i).  In addition, the Company shall reimburse you for or pay on your behalf all reasonable legal fees and expenses incurred by you in connection with any tax audit or proceeding involving the application of Section 409A to the Retirement Benefit.  The additional payment and any reimbursement or payment of expenses will be made to you or on your behalf promptly upon the determination that such a payment or reimbursement is due from the Company, but in no event later than 30 days following the date you remit the Section 409A Taxes to the Internal Revenue Service (or, if no amounts are remitted as a result of the tax audit or proceeding, then the expenses will be reimbursed to you or paid on your behalf no later than 30 days following the completion of the audit or reaching a final and non-appealable settlement or other resolution of the proceeding).

(c) Notwithstanding subsection (b) above, the Company will not be required to make any payments to you under subsection (b) above if, after the Company makes a reasonable request to you in writing, you fail to enter into an amendment to this Agreement if such amendment could reasonably be expected to result in the avoidance of the Retirement Benefit being subject to the Section 409A Taxes and such amendment has no more than an immaterial adverse affect on your rights hereunder.

11.           This Agreement shall be governed and construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended and other applicable federal law.  To the extent not preempted by or inconsistent with federal law, the laws of the state of New York shall apply.  If any provision of this Agreement is held invalid or unenforceable, the invalidity or unenforceability shall not affect any other provision of this Agreement and the Agreement shall be construed and enforced as if the provision had not been included.

12.           This Agreement is intended to be a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

13.           For purposes of this Agreement, the term “Company” shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, and such successors and assignees shall perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

14.           This Agreement sets forth all understandings with regard to your Retirement Benefit payable by the Company.  This Agreement has been presented to, and duly authorized by, the Compensation Committee of the Board.  It may not be amended or terminated without the written agreement of both parties hereto.

Sincerely,

/s/ Warren Eisenberg
Warren Eisenberg
Co-Chairman of the Board of Directors

Acknowledged and Agreed by:

/s/ Steven H. Temares
Steven H. Temares

EXHIBIT A

Illustration of Calculation of Lump Sum Value of Retirement Benefit

The Retirement Benefit is payable in the form of a lump sum equal to the present value of an annual amount equal to 50% of annual base salary rate on Separation from Service if paid over a period of 10 years in accordance with payroll practices, discounted using the Applicable Federal Rate for short-term Treasury obligations for the month in which the Separation from Service occurs.

Assumptions for Purposes of this Illustration Only:

Annual Base Salary Rate - $1,500,000

Applicable Federal Rate for short-term Treasury obligations (as published by the IRS) - ..82%

Frequency of Payments –semi-monthly

Termination Date - July 1, 2013

50% of $1,500,000 x 10 years = $7,500,000

$7,500,000/240 (paid in semi-monthly installments) = $31,250 per installment

Lump Sum Present Value

Stream of payments of $31,250

Over 240 periods

Discounted based on rate of .03417% per period (.82%/24)

Lump Sum Present Value = $7,199,612